GOLDMAN, SPRING, KICHLER & SANDERS
           SUITE 700.40 SHEPPARD AVENUE WEST. TORONTO. ONTARIO M2N 6K9
                          TELEPHONE (416) 22OC-~400 .
                               FAX (416) 125-4805


July 2, 2003

Polyair Inter Pack Inc.
258 Attwell Drive
Toronto, Ontario
M9W 5B2




Dear Sirs:

     RE: Polyair Inter Pack Inc. Amended and Restated Stock Option Plan


     We are counsel for Polyair Inter Pack Inc. (the "Corporation") and, as such, are providing this opinion in connection with the registration with the Securities and Exchange Commission on Form S-8 of 1,140,000 common shares in the capital of' the Corporation (the "Shares"), which may be issued upon the exercise of options (the "Options") granted pursuant to the above-referenced Stock Option Plan (the "Plan").

     In connection with the opinion hereinafter expressed, we have reviewed and examined such corporate records of the Corporation, such certificates of officers of the Corporation, public officials and others and such other documents as we have considered necessary or advisable as a basis for such opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies or facsimiles. We are solicitors qualified to practice law in the Province of Ontario and we express no opinion herein as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect as of the date hereof.

     Based and relying upon and subject to the foregoing, we are of the opinion that the Shares issuable by the Corporation upon the exercise of the Options pursuant to the Plan will, upon the exercise of the Options in accordance with the terms thereof and of the Plan (including payment of the purchase price for such shares), be validly issued and outstanding as fully-paid and non-assessable shares.

     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

                                        Yours very truly,

                                        /s/GOLDMAN, SPRING, KICHLER & SANDERS